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                                                                       Exhibit 2

                   AGREEMENT REGARDING DIRECTOR COMPENSATION


     This Agreement Regarding Director Compensation (this "Agreement"), dated as of October 20, 1999, is entered into by and among Michael J. Franco ("Director") and Morgan Stanley Real Estate Investors III, L.P., Morgan Stanley Real Estate Fund III, L.P. ("MSREF"), MSP Real Estate Fund, L.P., and MSREF III Special Fund, L.P. (collectively, the "Funds").

                                   RECITALS:

     A. Pursuant to the Stock Purchase Agreement (the "Purchase Agreement"), dated as of August 14, 1998, among Bluegreen Corporation ("Bluegreen") and the Funds, MSREF has the right, subject to certain conditions contained in the Purchase Agreement, to designate one director on the management slate of nominees to Bluegreen's board of directors.

     B. MSREF has been granted this right, among other reasons, in order to assure that its investment in Bluegreen will constitute a qualifying venture capital investment within the meaning of certain regulations issued by the U. S. Department of Labor at 29 C.F.R. (S) 2510.3-101. Such right was not intended to modify the economics to the Funds of their co-investment in Bluegreen.

     C.   Director is an employee of an affiliate of MSREF.

     D. MSREF has designated Director as a director on the management slate of nominees to Bluegreen's board of directors, and Director is currently serving as a member of the board of directors of Bluegreen.

     E. In Director's capacity as a member of the board of directors of Bluegreen, Director may receive certain compensation and benefits from Bluegreen.

     F. Director and the Funds desire to set forth their agreement that any such compensation and benefits belong to the Funds.

     NOW, THEREFORE, in consideration of the premises and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

          1.   Ownership of Compensation.  Director will hold any compensation
               -------------------------
and benefits he receives from Bluegreen in his capacity as a member of the board of directors of Bluegreen ("Compensation") for the benefit of the Funds, and the economic interest with respect to such compensation will, to the full extent permitted by law, belong to the Funds. The Funds' interest in any Compensation will be allocated among the Funds as follows: Morgan Stanley Real Estate Investors III, L.P.: 1.6433%; Morgan Stanley Real Estate Fund III, L.P.:
35.4502%; MSP Real Estate Fund, L.P.: 28.3846%; and MSREF III Special Fund,
L.P.: 34.5219%.
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          2.   Delivery of Compensation.  Director will deliver to the Funds any
               ------------------------
Compensation he receives in the form of cash promptly after he receives any such Compensation, as directed by the Funds. Director will hold any Compensation he receives in the form of stock options, restricted stock awards, performance shares, and other similar awards and benefits (collectively, "Awards") for the benefit of the Funds and will use his best efforts, to the full extent permitted by law, to provide the Company with the economic benefits and burdens of any Award.

          3.   Director's Obligations.
               ----------------------

               a. Director will not sell, assign, convey, pledge or otherwise transfer any Compensation to any person other than the Funds without the Funds' prior written consent. At the request of the Funds and for the account of the Funds, Director will enforce any of his rights under any Award or under any agreement evidencing Compensation or Director's right thereto. Without the Funds' prior written consent, Director will not terminate, modify, amend, renew or waive any right under any Award or any agreement evidencing Compensation or Director's right thereto.

               b. Without limiting the foregoing, Director will promptly take any lawful action, including without limitation, the exercise or conversion of any Award and the sale of the securities or other property underlying such Award as the Funds may from time to time request with respect to any Compensation. Director will deliver the proceeds of any such exercise, conversion, sale or other action as directed by the Funds.

               c. Director will vote or cause to be voted all shares of common stock of Bluegreen he receives as Compensation (or that constitute proceeds of any Compensation) and holds for the benefit of the Funds pursuant to this Agreement as directed by the Funds.

               d. To the extent permitted by applicable law, Director will deduct as an ordinary and necessary business expense (or as is otherwise appropriate) on his federal, state and local income tax returns an amount equal to the Compensation delivered to the Funds pursuant to this Agreement.

          4.   Funds' Obligations.  The Funds will (a) advance to Director any
               ------------------
funds required for, or reasonably incurred by Director in connection with the exercise or conversion of any Award or the taking of any other action requested by the Funds pursuant to this Agreement, (b) reimburse Director for any costs Director incurs in connection with taking any action requested by the Funds pursuant to this Agreement that are not advanced to Director pursuant to clause
(a) above, and (c) reimburse Director for any federal, state and local income taxes Director incurs (after taking into account any deduction contemplated by Section 3(c)) with respect to the Compensation, including any federal, state and local income taxes Director incurs as a result of such tax reimbursement such that Director will not incur any federal, state or local income tax as a result of receiving or holding any Compensation that Director delivers to the Funds in accordance with this Agreement.

          5.   No Recourse Against Funds' Partners.  Director agrees that no
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general partner or limited partner will have any personal liability with respect to this Agreement and Director will

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look solely to the assets of the Funds with respect to any rights he may have against any of the Funds pursuant to this Agreement. Director hereby waives any rights he may have or hereafter obtain to assert any claims based on this Agreement against any general partner or limited partner of any of the Funds.

          6.   Miscellaneous.
               -------------

               a.  Notices.  Any notice, request or other communication required
                   -------
     or permitted hereunder will be in writing and will be deemed to have been duly given (a) when received if personally delivered or if dispatched by telecopy (confirmed in writing by mail simultaneously dispatched), (b) within five days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (c) within one business day of being sent by priority delivery by established overnight courier, to the parties at their respective addresses set forth below:

          (i)  If to the Funds:

               c/o Morgan Stanley Real Estate Fund
               1585 Broadway, 37th Floor
               New York, New York  10036
               Facsimile No.:  (212) 761-0508
               Attention:  Chief Financial Officer

          (ii) If to Director:

               Michael J. Franco
               c/o Morgan Stanley Real Estate Fund
               1585 Broadway, 37th Floor
               New York, New York  10036
               Facsimile No.:  (212) 761-0508

     or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

               b.  Entire Agreement.  This Agreement supersedes any and all
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     other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter.

               c.  Successors and Assigns.  This Agreement will be binding upon
                   ----------------------
     and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, devisees and legatees.

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               d.  Governing Law.  The validity, interpretation, construction
                   -------------
     and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to the principles of conflict of laws of such State.

               e.  Severability and Reformation.  If any provision of this
                   ----------------------------
     Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom, and, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 6(e).

               f.  Modification and Waiver.  No provision of this Agreement may
                   -----------------------
     be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

               g.  Captions.  The captions used in this Agreement are designed
                   --------
     for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

               h.  Counterparts.  This Agreement may be executed in one or more
                   ------------
     counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

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     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first written above.

                              MORGAN STANLEY REAL ESTATE
                              FUND III, L.P.

                              By:  MSREF III, L.L.C., its general partner
                              By:  MSREF III, Inc., its MS Member


                              By:  /s/ John A. Henry
                                   ------------------------------------
                              Its: ____________________________________

                              MORGAN STANLEY REAL ESTATE
                              INVESTORS III, L.P.

                              By:  MSREF III, L.L.C., its general partner
                              By:  MSREF III, Inc., its MS Member


                              By:  /s/ John A. Henry
                                   ------------------------------------
                              Its: ____________________________________


                              MSP REAL ESTATE FUND, L.P.

                              By:  MSREF III, L.L.C., its general partner
                              By:  MSREF III, Inc., its MS Member


                              By:  /s/ John A. Henry
                                   ------------------------------------
                              Its: ____________________________________

                              MSREF III SPECIAL FUND, L.P.

                              By:  MSREF III, L.L.C., its general partner
                              By:  MSREF III, Inc., its MS Member


                              By:  /s/ John A. Henry
                                   ------------------------------------
                              Its:
                                   ------------------------------------


                              DIRECTOR:

                              /s/ Michael J. Franco
                              -----------------------------------------
                              Michael J. Franco

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